                                                                      EXHIBIT 5
                                              OPINION OF MELANIE M. PLATT, ESQ.


                [Letterhead of AGL Resources Inc. appears here]


                                 March 5, 1997


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

     Re: AGL Resources Inc. (File No. 1-14174); Registration Statement on Form S-3 in connection with the AGL Resources Inc. Direct Stock Purchase and Dividend Reinvestment Plan

Ladies and Gentlemen:

     I serve as an in-house attorney with AGL Resources Inc., a Georgia corporation and holding company for Atlanta Gas Light Company ("Resources"). I have acted as counsel to Resources in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission (the "Commission"), pursuant to which Resources intends to register under the Securities Act of 1933, as amended, 2,000,000 shares (the "Shares") of common stock, par value $5 per share, of Resources which are issuable in connection with the AGL Resources Inc. Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan"). The opinion hereinafter set forth is given pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

     As Vice President and Corporate Secretary for Resources, I am generally familiar with the corporate affairs of Resources and its subsidiaries and the terms of the Plan. In rendering the opinion set forth below, I have examined such agreements, documents, instruments and records as I deemed necessary or appropriate under the circumstances to provide a basis for the opinion, including without limitation the Plan.

     The opinion is furnished for the benefit of the Commission solely with regard to the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by, or filed with, any other person or entity without the prior written permission of Resources.

Securities and Exchange Commission
March 5, 1997
Page -2-


     I am admitted to the Bar of the State of Georgia and am duly qualified to practice law in that state. No opinion is expressed herein concerning any matter respecting or affected by any laws other than the laws of the State of Georgia that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the issuance of the Shares pursuant to the Plan. The opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and any obligation to advise you of changes to such pertinent laws or facts after the date hereof is expressly disclaimed.

     Based upon and subject to the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms of the Plan against payment in full of the purchase price therefor will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to my name under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement.


                                    Very truly yours,


                                    /s/ Melanie M. Platt, Esq.
                                    --------------------------
                                    Melanie M. Platt, Esq.
                                    Vice President and
                                    Corporate Secretary